Exhibit 2

GoldSpring, Inc. Announces Settlement with Former Director

Gold Hill, NV: March 28, 2007 - GoldSpring, Inc. (OTCBB: GSPG) announced today that it has reached a settlement with its former director, Stephen Parent, in connection with two separate lawsuits between the parties pending in state and federal court in Arizona. The parties have agreed that it is in the best interests of the parties, the Company, and its shareholders to bring all litigation and disputes to an end pursuant to the following binding terms: (1) an agreement by the Company that it has accepted the accounting provided by Mr. Parent in the State Court Action; (2) an agreement that none of the parties to the settlement shall be required to pay any monies to the other or to transfer, cancel or redeem any stock of the Company; (3) the Company and Mr. Parent agreed to mutually release each other from any and all claims and liabilities; (4) the dismissal with prejudice of all claims and actions between Parent and GoldSpring presently pending in Arizona state court and federal court; (5) the dismissal with prejudice of the appeal filed by Mr. Parent and pending before the United States Court of Appeals for the Ninth Circuit; (6) an agreement that the settlement shall not be construed as an admission of liability or fault by any party; (7) an agreement by Mr. Parent that the shareholders’ and directors’ consent resolutions dated December 9 and 10, 2004 shall have no legal effect; and (8) an agreement by Mr. Parent that he will not contest or challenge in any way any actions taken by the Company and/or its Board of Directors, including but not limited to the financial restructuring transaction approved by the Board of Directors on November 30, 2004. Please see GoldSpring’s 8K filing with the Securities and Exchange Commission.

GoldSpring, Inc. is a North American precious metals mining company with an operating gold and silver mine in northern Nevada. The Company was formed in mid-2003 and acquired the Plum Mine property in November 2003. In the Company’s relatively short history, it secured permits, built an infrastructure and brought the Plum project into production. During 2005, the Company acquired additional properties around the Plum project in northern Nevada, expanding its footprint and creating opportunities for exploration. GoldSpring is an emerging company, looking to build on its success through the acquisition of other mineral properties in North America with reserves and exploration potential that can be efficiently put into near-term production. The Company’s objectives are to increase production, increase reserves through exploration and acquisitions, expand its footprint at the Plum mine, and maximize cash flow and return for its shareholders.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this communication (as well as information included in oral statements or other written statements made or to be made by GoldSpring) contains statements that are “forward-looking,” as defined in Section 21E of the Securities Exchange Act, such as statements relating to the future anticipated direction of the high technology and energy industries, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, mining capability and potential contracts. Such forward-looking information involves important risks and uncertainties, which include the risk factors disclosed in our most recent Form 10-KSB filed on April 15, 2005, that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of GoldSpring. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financial activities, domestic and global economic conditions, changes in federal or state tax laws and market competition factors. These and other factors, which could cause actual results to differ materially, are discussed in more detail in GoldSpring’s filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contact information for GoldSpring, Inc.:

P.O. Box 1118

Virginia City, NV 89440

Tel 775.847.5272

Fax 775.847.4762

www.goldspring.us

Robert T. Faber, President and CEO

(480) 603-5151

(775) 847-5272

E-mail: rfaber@goldspring.us